UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )
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☐	Soliciting Material Pursuant to §240.14a-12
PAR PHARMACEUTICAL COMPANIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PAR PHARMACEUTICAL COMPANIES, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 18, 2006
to our stockholders:
     The 2006 Annual Meeting of Stockholders (the “Meeting”) of Par Pharmaceutical Companies, Inc. (the “Company”) will be held on Thursday, May 18, 2006, at the Hilton Woodcliff Lake, 200 Tice Boulevard, Woodcliff Lake, New Jersey, at 10:00 a.m., local time, for the following purposes:
     1. To elect the three Class I members of the Company’s Board of Directors (the “Board”), who shall serve until the Company’s 2009 Annual Meeting of Stockholders and their successors have been duly elected and qualified;
     2. To consider and act upon a proposal to ratify the selection of the firm of Deloitte & Touche LLP as the Company’s auditors for the 2006 fiscal year; and
     3. To transact any other business that may properly come before the Meeting and any adjournment(s) thereof.
     The Board has fixed the close of business on March 31, 2006 as the record date for the determination of stockholders who are entitled to notice of, and to vote at, the Meeting. Only stockholders of record as of the close of business on such date will be entitled to notice of, and to vote at, the Meeting and any adjournment(s) thereof.

By Order of the Board of Directors

Thomas Haughey Secretary
April 13, 2006
YOU ARE URGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE PRE-PAID ENVELOPE THAT HAS BEEN PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME PRIOR TO ITS EXERCISE. IF YOU ARE PRESENT AT THE MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND VOTE YOUR SHARES IN PERSON.

FOR ANNUAL MEETING OF STOCKHOLDERS
SECURITY OWNERSHIP
PROPOSAL I: ELECTION OF DIRECTORS
COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
PROPOSAL II: RATIFICATION OF SELECTION OF AUDITORS
OTHER MATTERS
SUBMISSION OF STOCKHOLDER PROPOSALS

PAR PHARMACEUTICAL COMPANIES, INC.
300 Tice Boulevard
Woodcliff Lake, NJ 07677
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 18, 2006
GENERAL INFORMATION
     This Proxy Statement is being furnished to the stockholders of Par Pharmaceutical Companies, Inc. (the “Company”) in connection with the solicitation by the Company’s Board of Directors (the “Board”) of proxies to be voted at the Company’s 2006 Annual Meeting of Stockholders (the “Meeting”), and any adjournment(s) thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Meeting will be held on May 18, 2006 at the Hilton Woodcliff Lake, 200 Tice Boulevard, Woodcliff Lake, New Jersey, at 10:00 a.m., local time.
     The principal executive offices of the Company, a Delaware corporation, are located at 300 Tice Boulevard, Woodcliff Lake, New Jersey 07677, and its telephone number at such address is (201) 802-4000. This Proxy Statement and the accompanying proxy card are being sent to the Company’s stockholders on or about April 13, 2006.
Solicitation and Revocation; Quorum; Required Vote
     The accompanying proxy card is being solicited by, and on behalf of, the Board. The costs of soliciting proxies will be borne by the Company. Solicitations of proxies will principally be made by mail and may, additionally, be made by directors, officers and other employees of the Company personally and/or via telephone, facsimile, electronic mail or other means of communication. Such directors, officers and other employees will not receive any additional compensation from the Company, but may be reimbursed for any reasonable out-of-pocket expenses that they incur in connection with such solicitations. The Company will, upon request, reimburse brokers, custodians, nominees and fiduciaries for their out-of-pocket and clerical expenses incurred in transmitting proxies and related materials to beneficial owners. The Company has retained Innisfree M&A Incorporated to assist in the distribution and solicitation of proxies. The Company believes that the total cost of distributing and soliciting proxies will not be material to it.
     Some banks, brokers and other nominee record holders of the Company’s common stock, $.01 par value (the “Common Stock”), may be participating in the practice of “householding” proxy statements. This means that only one copy of this Proxy Statement may have been sent to multiple stockholders in a single household. The Company will promptly deliver a copy of the Proxy Statement to stockholders who have been “householded” so long as they direct such requests in writing to the Company’s principal executive offices, Attention: Secretary or call the Company at (201) 802-4000. If you desire to receive separate copies of any future Company proxy statements, or if you are receiving multiple copies of such Proxy Statement and would like to receive only one copy for your household, you should contact your bank, broker or other nominee holder, or you may contact us at the above address and phone number.
     Any proxy provided by a stockholder of record pursuant to this solicitation may be revoked by such stockholder at any time before it is exercised by timely delivering written notice thereof to the Secretary of the Company, by voting in person at the Meeting or by duly executing and delivering another proxy bearing a later date. Attendance by a stockholder at the Meeting will not alone serve to revoke a proxy.
     Pursuant to the General Corporation Law of the State of Delaware (“Delaware Law”), the presence at the Meeting, in person or by proxy, of the holders of a majority of the shares of the Common Stock, outstanding as of the Record Date will constitute a quorum. The accompanying proxy card is provided in order to permit stockholders of record as of March 31, 2006 to vote at the Meeting on the proposals described in this Proxy Statement, whether or not such stockholders attend the Meeting in person. Any person who acquires shares of Common Stock after the close of business on March 31, 2006, and is entitled to obtain a proxy from the record holder of such shares as of such date in order to vote such shares at the Meeting, may not be able to vote such shares at the Meeting if the record holder fails to take such steps as are necessary (e.g., granting a proxy) to transfer the voting rights of the shares to such person.
     The two persons named in the accompanying proxy card have been designated as proxies by the Board. Shares of Common Stock represented by properly executed proxies that are timely received by the Company will be voted at the Meeting in the manner specified therein or, if no such specification(s) is made, will be voted “FOR” the election of the three Class I nominees for director named herein and “FOR” the ratification of the selection of the firm of Deloitte & Touche LLP (“Deloitte & Touche”) as the Company’s independent auditors for the 2006 fiscal year. In the event that any other matters are properly presented for action at the Meeting, the two persons named in the proxy card will vote the proxies (which grant to them the authority to vote on any such matters) in accordance with their judgment. Directors will be elected by the affirmative vote of a plurality of the shares of Common Stock present, in person or by proxy, at the Meeting. The ratification of the selection of Deloitte & Touche will require the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, at the Meeting. Any other proposals made at the Meeting will require, subject to Delaware Law, the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, at the Meeting.
     Abstentions will be treated as shares present and entitled to vote for purpose of determining the existence of a quorum at the Meeting. Under Delaware Law, directors are elected by plurality, rather than a majority, vote at the Meeting. As a result, abstentions have no effect on the vote required for the election of directors. With respect to matters other than the election of directors, including the ratification of the selection of Deloitte & Touche, abstentions are treated as “no” votes and may, therefore, affect the outcome of the vote on any such matters presented at the Meeting.
     Brokers that hold shares for their clients’ accounts vote such shares either as directed by their clients or, if permitted by the rules of the applicable stock exchange or other organization of which they are members, in their own discretion. Members of the New York Stock Exchange, Inc. (the “NYSE”) are permitted to vote their clients’ shares in such members’ discretion as to the election of directors generally and on certain other “routine” matters, including ratification of the selection of auditors, if such clients have not timely furnished voting instructions. When a broker votes its client’s shares on one or more, but not all, of the proposals submitted at a company’s stockholders’ meeting, the omitted votes are referred to as “broker non-votes.” Broker non-votes will be deemed present and included in determining the existence of a quorum at the Meeting. However, broker non-votes will be excluded from the number of shares deemed present and entitled to vote on a matter and, accordingly, reduce the absolute number, but not the percentage (e.g., over 50% of those shares entitled to vote), of affirmative votes required in order to approve the matter. As a result, for the reason discussed above, broker non-votes will have no effect on the vote required for “routine” matters, such as the election of directors or the ratification of the selection of auditors. In respect of matters that the provisions of Delaware Law require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock (such as an amendment to the Company’s Certificate of Incorporation), broker non-votes would have the effect of “no” votes.
Record Date; Shares Outstanding
     The Board has fixed the close of business on March 31, 2006 as the record date (the “Record Date”) for the determination of the stockholders of the Company who are entitled to receive notice of, and to vote at, the Meeting. A total of 35,024,973 shares of Common Stock were outstanding as of the Record Date. Accordingly, the presence, in person or by proxy, of more than 17,512,487 shares of Common Stock at the Meeting will constitute a quorum. Each share of Common Stock outstanding as of the Record Date is entitled to one vote on each matter to be voted on at the Meeting. The Company has no other class of voting securities and its stockholders do not have cumulative voting rights.
     The Company will appoint one or more inspectors of election to conduct the voting at the Meeting. Prior to the Meeting, the inspectors will sign an oath to perform their duties in an impartial manner and to the best of their ability. The inspectors will ascertain the number of shares of Common Stock outstanding, determine the shares present at the Meeting for quorum and voting purposes and the validity of proxies and ballots, count all proxies and ballots and perform certain other duties as required by Delaware Law. The inspectors will tabulate the number of votes cast for, against or withheld as to, as well as the number of abstentions and broker non-votes in respect of, proposals submitted at the Meeting.
Annual Report
     The Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2005, which contains the Company’s audited financial statements for fiscal year 2005, is being mailed along with this Proxy Statement to all persons who were stockholders of the Company as of the Record Date.
SECURITY OWNERSHIP
Security Ownership of Certain Beneficial Owners
     The following table sets forth, as of the Record Date, certain information regarding the persons that are known by the Company to own beneficially more than 5% of the Common Stock (based solely upon filings made by such persons with the Securities and Exchange Commission (the “SEC”) on Schedules 13G pursuant to Section 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). Pursuant to rules promulgated under the Exchange Act, a person is deemed to be a beneficial owner of an equity security if such person has or shares the power to vote or to direct the voting of such security and/or to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. In general, a person is deemed to be a beneficial owner of any equity securities that such person has the right to acquire within 60 days of a determination date.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Common Stock
The TCW Group, Inc., on behalf of the TCW Business Unit (2)	2,495,631	7.1%

Snow Capital Management, L.P. (3)	2,348,563	6.7%

The Atlas Entities (4)	1,803,100	5.2%

Pioneer Global Asset Management S.p.A.(5)	1,742,661	5.0%

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.

(2)	According to, and as further explained by, a Schedule 13G filed with the SEC on February 13, 2006: The business address of The TCW Group, Inc., on behalf of the TCW Business Unit (“TCW”), is 865 South Figueroa Street, Los Angeles, CA 90017. TCW is the beneficial owner of 2,495,631 shares, or 7.1%, of Common Stock. TCW has the sole power to vote or to direct the voting of zero shares, and shared power to vote or to direct the voting of 2,209,381 shares, of Common Stock. TCW has the sole power to dispose or to direct the disposition of zero shares, and shared power to dispose or to direct the disposition of 2,495,631 shares, of Common Stock.

(3)	According to, and as further explained by, a Schedule 13G filed with the SEC on January 23, 2006: The business address of Snow Capital Management, L.P. (“Snow”) is 2100 Georgetowne Drive, Suite 400, Sewickley, PA 15143. Snow is the beneficial owner of 2,348,563 shares, or 6.7%, of Common Stock and has the sole power to vote or to direct the voting, and to dispose or to direct the disposition, of all such shares.

(4)	The following entities are collectively defined herein as “The Atlas Entities” (all information is according to, and as further explained by, a Schedule 13G filed with the SEC on February 27, 2006): (a) Atlas Master Fund, Ltd., a Cayman Islands corporation (“AMF”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies; (b) Atlas Global, LLC, a Delaware limited liability company (“AG”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AG owns 16.8% of the equity interest in AMF; (c) Atlas Global Investments, Ltd., a Cayman Islands corporation (“AGI1”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies. AGI1 owns 74.7% of the equity interest in AMF; (d) Atlas Global Investments II, Ltd., a Cayman Islands corporation (“AGI2”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies. AGI2 owns 8.5% of the equity interest in AMF; (e) Visium Balanced Fund, LP, a Delaware limited partnership (“VBF”), with its principal business office at c/o Balyasny Asset Management L.P., 650 Madison Avenue, New York, NY 10022; (f) Visium Long Bias Fund, LP, a Delaware limited partnership (“VLBF”), with its principal business office at c/o Balyasny Asset Management L.P., 650 Madison Avenue, New York, NY 10022; (g) Visium Balanced Fund Offshore, Ltd., a Cayman Islands corporation (“VBFO”), with its principal business office at c/o Morgan Stanley Fund Services (Cayman) Limited, P.O. Box 2681GT, Century Yard, 4th Floor, Cricket Square, Hutchins Drive, Grand Cayman, Cayman Islands, British West Indies; (h) Visium Long Bias Fund Offshore, Ltd., a Cayman Islands corporation (“VLBFO”), with its principal business office at c/o Morgan Stanley Fund Services (Cayman) Limited, P.O. Box 2681GT, Century Yard, 4th Floor, Cricket Square, Hutchins Drive, Grand Cayman, Cayman Islands, British West Indies; (i) Visium Capital Management, LLC, a Delaware limited liability company (“VCM”), with its principal business office at c/o Balyasny Asset Management L.P., 650 Madison Avenue, New York, NY 10022. VCM is the investment advisor to each of VBF, VLBF, VBFO and VLBFO; (j) Balyasny Asset Management L.P., a Delaware limited partnership (“BAM”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. BAM is the sole managing member of AG, the investment advisor to each of AG, AGI1 and AGI2 and the investment subadvisor to each of VBF, VLBF, VBFO and VLBFO; and (k) Dmitry Balyasny, a United States citizen whose business address is

181 West Madison, Suite 3600, Chicago, IL 60602. Dmitry Balyasny is the sole managing member of the general partner of BAM. The Atlas Entitles beneficially own shares of Common Stock as follows: (a) AMF is the beneficial owner of 604,634 shares, or 1.8%, of Common Stock. AMF has the sole power to vote or to direct the voting of 604,634 shares, and shared power to vote or to direct the voting of zero shares, of Common Stock. AMF has the sole power to dispose or to direct the disposition of 604,634 shares, and shared power to vote or to direct the voting of zero shares, of Common Stock; (b) By virtue of its ownership of 16.8% of the equity interest in AMF, AG may be deemed to beneficially own the 604,634 shares, or 1.8%, of Common Stock, beneficially owned by AMF. AG has the sole power to vote or to direct the voting of zero shares, and shared power to vote or to direct the voting of 604,634 shares, of Common Stock. AG has the sole power to dispose or to direct the disposition of zero shares, and shared power to vote or to direct the voting of 604,634 shares, of Common Stock; (c) By virtue of its ownership of 74.7% of the equity interest in AMF, AGI1 may be deemed to beneficially own the 604,634 shares, or 1.8%, of Common Stock, beneficially owned by AMF. AGI1 has the sole power to vote or to direct the voting of zero shares, and shared power to vote or to direct the voting of 604,634 shares, of Common Stock. AGI1 has the sole power to dispose or to direct the disposition of zero shares, and shared power to vote or to direct the voting of 604,634 shares, of Common Stock; (d) By virtue of its ownership of 8.5% of the equity interest in AMF, AGI2 may be deemed to beneficially own the 604,634 shares, or 1.8%, of Common Stock, beneficially owned by AMF. AGI2 has the sole power to vote or to direct the voting of zero shares, and shared power to vote or to direct the voting of 604,634 shares, of Common Stock. AGI2 has the sole power to dispose or to direct the disposition of zero shares, and shared power to vote or to direct the voting of 604,634 shares, of Common Stock; (e) VBF is the beneficial owner of 299,618 shares, or 0.9%, of Common Stock. VBF has the sole power to vote or to direct the voting of zero shares, and shared power to vote or to direct the voting of 299,618 shares, of Common Stock. VBF has the sole power to dispose or to direct the disposition of zero shares, and shared power to vote or to direct the voting of 299,618 shares, of Common Stock; (f) VLBF is the beneficial owner of 299,616 shares, or 0.9%, of Common Stock. VLBF has the sole power to vote or to direct the voting of zero shares, and shared power to vote or to direct the voting of 299,616 shares, of Common Stock. VLBF has the sole power to dispose or to direct the disposition of zero shares, and shared power to vote or to direct the voting of 299,616 shares, of Common Stock; (g) VBFO is the beneficial owner of 299,616 shares, or 0.9%, of Common Stock. VBFO has the sole power to vote or to direct the voting of zero shares, and shared power to vote or to direct the voting of 299,616 shares, of Common Stock. VBFO has the sole power to dispose or to direct the disposition of zero shares, and shared power to vote or to direct the voting of 299,618 shares, of Common Stock; (h) VLBFO is the beneficial owner of 299,616 shares, or 0.9%, of Common Stock. VLBFO has the sole power to vote or to direct the voting of zero shares, and shared power to vote or to direct the voting of 299,616 shares, of Common Stock. VLBFO has the sole power to dispose or to direct the disposition of zero shares, and shared power to vote or to direct the voting of 299,618 shares, of Common Stock; (i) By virtue of its position as investment advisor to each of VBF, VLBF, VBFO and VLBFO, VCM may be deemed to beneficially own the 1,198,466 shares, or 3.5%, of Common Stock, beneficially owned by VBF, VLBF, VBFO and VLBFO. VCM has the sole power to vote or to direct the voting of zero shares, and shared power to vote or to direct the voting of 1,198,466 shares, of Common Stock. VLBFO has the sole power to dispose or to direct the disposition of zero shares, and shared power to vote or to direct the voting of 1,198,466 shares, of Common Stock; (j) By virtue of its position as investment advisor to each of AG, AGI1 and AGI2 and its role as sole managing member of AG, BAM may be deemed to beneficially own the 604,634 shares of Common Stock beneficially owned by AG, AGI1 and AGI2. By virtue of its position as investment subadvisor to each of VFB, VLBF, VBFO and VLBFO, BAM may be deemed to beneficially own the 1,198,466 shares of Common Stock beneficially owned by VFB, VLBF, VBFO and VLBFO.

Accordingly, BAM may be deemed to be the beneficial owner of 1,803,100 shares, or 5.2%, of Common Stock. BAM has the sole power to vote or to direct the voting of 604,634 shares, and shared power to vote or to direct the voting of 1,198,466 shares, of Common Stock. BAM has the sole power to dispose or to direct the disposition of 604,634 shares, and shared power to vote or to direct the voting of 1,198,466 shares, of Common Stock; and (k) By virtue of his position as the sole managing member of the general partner of BAM, Mr. Balyasny may be deemed to beneficially own the 1,803,100 shares, or 5.2%, of Common Stock, beneficially owned by BAM. Mr. Balyasny has the sole power to vote or to direct the voting of 604,634 shares, and shared power to vote or to direct the voting of 1,198,466 shares, of Common Stock. Mr. Balyasny has the sole power to dispose or to direct the disposition of 604,634 shares, and shared power to dispose or to direct the disposition of 1,198,466 shares, of Common Stock.

(5)	According to, and as further explained by, a Schedule 13G filed with the SEC on August 11, 2005: The business address of Pioneer Global Asset Management S.p.A. (“Pioneer”) is Galleria San Carlo 6, 20122 Milan, Italy. Pioneer is the beneficial owner of 1,742,661 shares, or 5.0%, of Common Stock and has the sole power to vote or to direct the voting, and to dispose or to direct the disposition, of all such shares.
Security Ownership of Directors and Management
     The following table sets forth, as of the Record Date, the beneficial ownership of the Common Stock by: (i) each current director, including the three nominees named herein, of the Company, (ii) each of the Named Executives, as defined in the “Executive Compensation” section of this Proxy Statement, and (iii) all directors and current executive officers of the Company as a group (based solely in respect of each of clauses (i), (ii) and (iii) upon information furnished to the Company by such persons). Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.

	Number
	of Shares	Percent of
	Beneficially	Common
Name of Beneficial Owner	Owned	Stock
Scott Tarriff (1)(2)(3)(4)	585,983	1.7%
Mark Auerbach (1)(2)(4)	183,691	*
Dr. Shankar Hariharan (2)(4)	102,566	*
John D. Abernathy (1)(2)(5)	61,000	*
Peter S. Knight (1)(2)(5)(6)	57,505	*
Ronald M. Nordmann (1)(2)(5)	57,000	*
John A. MacPhee (2)(4)	43,628	*
Joseph E. Smith (1)(2)(5)(7)	38,942	*
Peter W. Williams (1)(2)(5)	33,000	*
L. William Seidman (1)(2)(5)	21,000	*
Dr. Arie Gutman (8)	—	—

All directors and current executive officers as a group (14 persons) (2)(3)(4)(5)(6)(7)	1,739,571	4.8%

*	Less than 1%.

(1)	A current director of the Company.

(2)	Includes the following shares of Common Stock that may be acquired upon the exercise of options that are or will be exercisable on or before May 30, 2006 under the Company’s equity compensation plans: Mr. Tarriff – 488,422; Mr. Auerbach – 147,961; Dr. Hariharan – 23,750; Mr. Abernathy – 49,500; Mr. Knight – 50,000; Mr. Nordmann – 50,000; Mr. MacPhee – 15,000; Mr. Smith – 10,000; Mr. Williams – 25,000; Mr. Seidman – 15,000; and all directors and current executive officers as a group (14 persons) – 1,265,259.

(3)	Includes 1,500 shares of Common Stock held by Mr. Tarriff’s spouse.

(4)	Includes the following restricted shares of Common Stock granted under the Company’s equity compensation plans that provide the recipients thereof with current voting rights, even though such shares may not vest on or before May 30, 2006: Mr. Tarriff – 47,461; Mr. Auerbach – 23,730; Dr. Hariharan – 90,066; Mr. MacPhee – 23,628; and all current executive officers of the Company as a group (eight persons) – 319,046.

(5)	Includes the following restricted shares of Common Stock granted to non-employee directors under the Company’s Amended and Restated 1997 Directors’ Stock and Deferred Fee Plan that shall be distributed only upon termination of services as a director: Mr. Abernathy – 5,000; Mr. Knight – 5,000; Mr. Nordmann – 5,000; Mr. Smith – 7,500; Mr. Williams – 5,000; and Mr. Seidman – 5,000.

(6)	Includes 1,505 Deferred Stock Units purchased pursuant to the deferral of annual retainer fees in accordance with the Amended and Restated 1997 Directors’ Stock and Deferred Fee Plan that shall be distributed only upon termination of services as a director.

(7)	Includes 1,442 Deferred Stock Units purchased pursuant to the deferral of annual retainer fees in accordance with the Amended and Restated 1997 Directors’ Stock and Deferred Fee Plan that shall be distributed only upon termination of services as a director.

(8)	Dr. Gutman resigned from the Board as of January 19, 2006 and as an officer of the Company as of January 20, 2006.
     For the purposes of the above table, the business address of each director of the Company and each Named Executive is c/o Par Pharmaceutical Companies, Inc., 300 Tice Boulevard, Woodcliff Lake, NJ 07677.
PROPOSAL I: ELECTION OF DIRECTORS
Directors
     The Company’s Certificate of Incorporation provides that the Board is to be divided into three classes, with the term of office of one class expiring each year. The Company’s Bylaws prescribe that the number of directors constituting the Board shall be not less than three nor more than 13, with the actual number to be set from time to time by resolution of the Board. The Board has set such number at nine; however, there is currently one (Class III) vacancy due to the resignation of Dr. Arie Gutman as of January 19, 2006. The Board is presently seeking a qualified candidate to fill this vacancy. Peter S. Knight, L. William Seidman and Scott Tarriff, currently the Company’s Class I directors, have terms that expire in 2006, and have been nominated for re-election as Class I directors at the Meeting. If Messrs. Knight, Seidman and Tarriff are re-elected to the Board at the Meeting, their terms will expire in 2009. The Company’s Class II directors have terms that expire in 2007 and its Class III directors have terms that expire in 2008.
     Proxies solicited hereby will be voted at the Meeting in favor of the election of the three Class I nominees listed in the accompanying proxy card, unless authority to do so is withheld as to a specified nominee(s). Each of the Board and its Nominating Committee (except for Mr. Seidman, who recused himself from voting on such nominations) has unanimously recommended the re-election of such nominees. Proxies may not be voted for a greater number of persons than the number of nominees named herein (i.e., three). Each of the three Class I nominees has consented to serve, if elected, as a director of the Company and to be named in this Proxy Statement. In the unexpected event that any of the nominees is unable to or will not serve as a director, it is intended that proxies will be voted for the election of a substitute nominee(s). Directors will be elected by the affirmative vote of a plurality of the shares of Common Stock present at the Meeting.
     The following table sets forth certain information (provided by them) regarding each nominee for re-election as a Class I director of the Company and the year in which he first was elected as a director of the Company.
Class I

Name and	Age (as of
Principal Occupation(s)	March 31, 2006)	Year Of First Election
Peter S. Knight (1)(3)	55	2001

Since August 2004, President of Generation Investment Management U.S. LLP, a London-based investment firm. From January 2004 to August 2004, and from January 2000 to October 2001, President of Sage Venture Partners, an investment firm. From November 2001 to December 2003, a managing director of MetWest Financial, a Los Angeles-based asset management holding company. Mr. Knight is a director of Medicis Pharmaceutical Corporation and EntreMed, Inc.

L. William Seidman (1)(2)	84	2004

Since December 1992, Mr. Seidman has been employed as the Chief Commentator for CNBC-TV, the Publisher of Bank Director magazine and an independent consultant in the financial services industry. He is a director of Clark, Inc., Fiserv, Inc. and LML Payment Systems, Inc.

Scott Tarriff	46	2001

Since September 2003, Chief Executive Officer and President of the Company. Since September 2001, Chief Executive Officer and President of Par Pharmaceutical, Inc., the Company’s wholly owned and principal operating subsidiary (“Par”). From January 1998 to September 2003, he was Executive Vice President of the Company and, from January 1998 to September 2001, Executive Vice President of Par.

     The following table sets forth certain information (provided by them) regarding the Class II directors (whose terms expire in 2007) and the Class III directors (whose terms expire in 2008) and the years in which they first were elected as directors of the Company.

Class II

Name and	Age (as of
Principal Occupation(s)	March 31, 2006)	Year Of First Election
John D. Abernathy (2)(3)	68	2001

From January 1995 until his retirement in May 2004, Chief Operating Officer of Patton Boggs LLP, a law firm. Mr. Abernathy is a director of Sterling Construction Company, Inc., a civil construction company, and Neuro-Hitech Pharmaceutical, Inc., a drug development company engaged in the development and commercialization of Huperzine A.

Mark Auerbach	67	1990

Since September 2003, Executive Chairman of the Board. From June 1993 until December 2005, Senior Vice President and Chief Financial Officer of Central Lewmar L.P., a distributor of fine papers. Mr. Auerbach is a director of Optimer Pharmaceuticals, Inc., a biopharmaceutical company with a portfolio of late-stage anti-infective products and a range of pre-clinical antibiotics from a carbohydrate drug discovery platform, and Neuro-Hitech Pharmaceutical, Inc., a drug development company engaged in the development and commercialization of Huperzine A.

Peter W. Williams (2)(3)	69	2003

From December 2003 until December 2005, Senior Counsel with the law firm of Winston & Strawn LLP. For more than five years until 2003, a partner in the law firm of Rogers & Wells, LLP (and its successor via merger, Clifford Chance Rogers & Wells LLP); he was a consultant to Clifford Chance Rogers & Wells LLP from May 2002 to November 2003. Mr. Williams is a director of Special Situations Funds and a member of the International Advisory Committee of RWE/Thames Water.

Class III (4)

Name and	Age (as of
Principal Occupation(s)	March 31, 2006)	Year Of First Election
Ronald M. Nordmann (1)(2)	64	2001

Since October 2000, Co-President of Global Health Associates, LLC, a provider of consulting services to the pharmaceutical and financial services industries. From December 1999 to October 2000, Mr. Nordmann was a private investor. Mr. Nordmann is a director of Neurochem, Inc. and Shire Pharmaceuticals Group plc and a trustee of The Johns Hopkins University.

Name and	Age (as of
Principal Occupation(s)	March 31, 2006)	Year Of First Election
Joseph E. Smith (1)(3)	67	2004

Presently, and for more than the past five years, a retired executive. Since September 2000, he has been a director of Emdeon Corporation (formerly WebMD Corporation). Mr. Smith serves on the Board of Trustees of the International Longevity Center, a non-profit organization.

(1)	Member of the Compensation and Stock Option Committee of the Board.

(2)	Member of the Nominating-Corporate Governance Committee of the Board.

(3)	Member of the Audit Committee of the Board.

(4)	Dr. Arie Gutman resigned as a (Class III) director of the Company, effective January 19, 2006.
     The Board unanimously recommends a vote “FOR” the re-election of the three nominees named above as Class I directors of the Company.
Board and Committees
     The Board met five times during the Company’s fiscal year ended December 31, 2005. During fiscal year 2005, no current director attended fewer than 75% of the aggregate meetings of the Board and any of its committees of which he was a member. The Company encourages all directors and nominees to attend the annual meeting of the Company’s stockholders. All current members of the Board attended the Company’s last annual meeting of stockholders held on May 24, 2005.
     The non-management directors designate a lead director to preside at all executive sessions of non-management directors (the “Lead Director”), with such directors to meet at least twice a year with no members of the Company’s management present. Mr. Abernathy has been designated the Lead Director by the non-management directors for the years 2006 and 2007. The non-management directors met five times during fiscal year 2005.
     To help promote the effective functioning of the Board and its committees and the interests of the Company’s stockholders, and to ensure a common set of expectations as to how the Board, its committees, individual directors and Company management should perform their functions, the Board adopted, on October 10, 2003, the Par Pharmaceutical Companies, Inc. Corporate Governance Guidelines. The Corporate Governance Guidelines address, among other things, Board responsibilities, responsibilities of the committees of the Board, executive sessions of non-management directors, selection of nominees for directors of the Company, expectations for directors and annual self-evaluations of the Board and its committees. The Corporate Governance Guidelines are provided on the Company’s website at www.parpharm.com and are available in print to any stockholder upon written request.
     The Board has established three standing committees: the Audit Committee, the Compensation and Stock Option Committee (the “Compensation Committee”) and the Nominating-Corporate Governance Committee (the “Nominating Committee”). The principal functions of these committees are described below.
     The Audit Committee is composed of Messrs. Abernathy (Chairman), Knight, Smith and Williams. The Audit Committee, which met six times during fiscal year 2005, reviews the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, and the qualifications, independence and performance of the Company’s independent auditors. In addition, the Audit Committee: (i) reviews the results of the annual audit with management and the Company’s independent auditors; (ii) reviews with financial management and the Company’s independent auditors significant financial reporting issues and practices, any changes in accounting principles and disclosure practices; (iii) reviews the proposed scope of the annual audit and approves the audit fees to be paid in connection with the annual audit; (iv) reviews the adequacy and effectiveness of the accounting and internal and financial controls of the Company with the independent auditors and the Company’s financial and accounting staff; (v) assists the Board in monitoring the integrity of the Company’s financial statements and its systems of internal control over financial reporting, as well as management’s report and the auditors’ attestation on the subject; (vi) inquires of management and the Company’s independent auditors concerning significant risks or exposures and assesses the steps that management has taken to minimize such risks and exposures to the Company; and (vii) reviews annually the adequacy of the Audit Committee Charter and the functions and independence of the Audit Committee.
     The Audit Committee is governed by the Company’s Audit Committee Charter. The Company is required to file a copy of its Audit Committee Charter with its proxy statement once every three years. Such Charter, which was filed as Exhibit A to the Company’s 2005 Definitive Proxy Statement (filed with the SEC on April 14, 2005), is provided on the Company’s website at www.parpharm.com and is available in print to any stockholder of the Company upon written request. The Board has determined that all of its Audit Committee members meet the independence, financial literacy and experience requirements of the NYSE and the applicable rules and regulations of the SEC. The Board has determined that Mr. Abernathy satisfies the requirements for an “audit committee financial expert” and has designated him as the Company’s audit committee financial expert. None of the Company’s Audit Committee members serves on the audit committee of more than three public companies.
     The Compensation Committee is composed of Messrs. Knight (Chairman), Nordmann, Seidman and Smith, each of whom the Board has determined meets the independence requirements of the NYSE. The Compensation Committee, which met four times during fiscal year 2005, sets and approves salary and bonus levels for the Company’s executive officers and administers the Company’s 1990 Stock Incentive Plan (the “1990 Plan”), 2000 Performance Equity Plan (the “2000 Plan”), 2004 Performance Equity Plan (the “2004 Plan”) and 2004 Annual Executive Incentive Plan (the “Incentive Plan”). The Compensation Committee administers and has the responsibility for the granting of stock options, restricted stock awards and/or other awards under such plans. The Compensation Committee is governed by the Company’s Compensation and Stock Option Committee Charter, which is provided on the Company’s website at www.parpharm.com and is available in print to any stockholder upon written request.
     The Nominating Committee is composed of Messrs. Nordmann (Chairman), Abernathy, Seidman and Williams, each of whom the Board has determined meets the independence requirements of the NYSE. The Nominating Committee recommends nominees for annual election to the Board and to fill any vacancies (and newly-created directorships) on the Board. In addition, the Nominating Committee considers any recommendations made by Company stockholders of persons to be nominated as directors. During 2005, the Company did not receive any recommendations from its stockholders of persons to be nominated as directors. The members of the Nominating Committee met four times in fiscal year 2005. The Nominating Committee (excluding Mr. Seidman, who recused himself from such Committee vote) recommended the three nominees named herein for re-election as Class I directors at a meeting held in March 2006.
     The Nominating Committee is governed by the Company’s Nominating-Corporate Governance Committee Charter. This Charter sets forth various corporate governance issues and principles, including the recommendation process for nominees to the Board and its committees, and provides independence standards for members of the Board and its committees that meet the requirements of the NYSE. The Nominating-Corporate Governance Committee Charter is provided on the Company’s website at www.parpharm.com and is available in print to any stockholder upon written request.
     The Nominating Committee is responsible for identifying and recommending to the Board qualified candidates for Board membership, based principally on the following criteria:
•	judgment, character, expertise, skills, experience and knowledge useful to the oversight of the Company’s business;

•	diversity of viewpoints, backgrounds, experiences and other relevant demographic factors;

•	business or other relevant experience; and

•	the extent to which the interplay of the candidate’s expertise, skills, experience and knowledge with those of other Board members will help to build a Board that is more effective, collegial and responsive to the needs of the Company and its stockholders.
     When considering candidates for election (or re-election) to the Board, the Nominating Committee considers the entirety of a candidate’s credentials and does not impose any specific minimum qualifications that must be met by the candidate. However, the members of the Nominating Committee believe that each member of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflicts of interest that would interfere with his/her performance as a director.
     The Nominating Committee will consider potential nominees for the Board forwarded from any reasonable source, including via stockholder recommendations. The Nominating Committee has the authority, under its Charter, to hire and pay fees to consultants and search firms in order to assist it in the process of identifying and evaluating candidates. No consultants or search firms were used in connection with this year’s nominations and, accordingly, no fees were paid to any consultant or search firm in the past fiscal year.
     The procedures governing stockholder nominations of persons to serve as directors are set forth in the Company’s Bylaws. Stockholders wishing to submit nominations must notify the Company at its principal executive offices, located at 300 Tice Boulevard, Woodcliff Lake, NJ 07677. In order to be considered by the Nominating Committee, nominations must be in writing and addressed to the Secretary of the Company and received by the Company on or before the deadline set forth below in the section entitled “Submission of Stockholder Proposals”. The Nominating Committee evaluates each candidate, including incumbents, based on the same criteria. After a candidate has been contacted and agreed to being considered as a nominee, the Nominating Committee will review the candidate’s resume and other credentials and evaluate the expertise and experience that the candidate would provide to the Board and the Company.
Communications with the Board and its Audit Committee
     Stockholders, employees and other interested persons who so wish may communicate directly with the full Board, the Lead Director or specified individual directors by directing such communications in writing to the Company at its principal executive offices, Attention: Assistant to the Chief Executive Officer. In addition, the Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company, including by members of the Board and its Audit Committee, regarding accounting, internal accounting controls or auditing matters, and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. These procedures are described in the Company’s Whistleblowing Policy, which is also provided on the Company’s website indicated above.
Director Independence Standards
     In accordance with the NYSE’s company listing standards, the Board has adopted a formal set of Director Qualification Standards (the “Standards”) with respect to the determination of director independence. In accordance with these Standards, an independent director must be determined by the Board to have no material relationship with the Company other than as a director. The Standards set forth the criteria by which the independence of the Company’s directors will be determined, including guidelines for directors and their immediate families with respect to past employment by or affiliations with the Company or its independent auditors. The Standards also provide that Audit Committee members may not have any direct or indirect financial relationship with the Company, and restrict the commercial and not-for-profit relationships of all independent directors with the Company. Directors may not be provided personal loans or extensions of credit by the Company, and all directors are required to deal at arms’ length with the Company and its subsidiaries and to disclose to the Board any circumstance that might be perceived as a conflict of interest. The Board has determined that each of the Company’s current directors, with the exceptions of Mark Auerbach and Scott Tarriff, is independent under the Standards. The Standards are provided on the Company’s website at www.parpharm.com under the “Governance” caption.
Code of Ethics
     All of the Company’s employees, including its Chief Executive Officer and Chief Financial Officer, are required to comply with the Company’s Code of Business Conduct and Ethics (the “Code”), which has been designed to ensure that the Company’s business is conducted in a legal and ethical manner. The Code forms the foundation of a comprehensive process that principally includes compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct, and a belief in the integrity of the Company’s employees. The Company’s policies and procedures cover several areas of professional conduct, including employment policies, conflicts of interest, intellectual property matters and the protection of confidential information, as well as the adherence to all laws and regulations applicable to the conduct of the Company’s business.
     The members of the Board are also required to comply with the Code. The Code is intended to focus the Board and its individual members on areas of ethical risk, help directors recognize and address ethical issues, provide procedures to report unethical conduct and foster a culture of honesty and accountability. The Code covers various areas of professional conduct relating to service on the Board, including conflicts of interest, unfair or unethical use of corporate opportunities, strict maintenance of confidential information, compliance with all applicable laws and regulations and oversight of ethics and compliance by employees of the Company.
     A copy of the Code is provided on the Company’s website at www.parpharm.com under the “Governance” caption. The Company affirms that it will disclose any future amendments to, or waivers from, certain provisions of the Code for officers and directors on its website within two business days following such amendments or waivers.
Compensation Committee Interlocks and Insider Participation
     None of the Compensation Committee members is, or was ever, an officer or employee of the Company or any of its subsidiaries, nor did any of the Compensation Committee members have any relationship requiring disclosure by the Company under any subsection of Item 404 of Regulation S-K promulgated by the SEC. During the last fiscal year, none of the executive officers of the Company served on the board of directors or on the compensation committee of any other entity, any of whose executive officers served on the Board,
Compensation of Directors
     Directors who are employees of the Company (or any of its subsidiaries) receive no additional remuneration for serving as directors or members of committees of the Board. All directors are entitled to reimbursement for out-of-pocket expenses incurred by them in connection with their attendance at Board and committee meetings. Directors who are not employees of the Company (or any of its subsidiaries) and who are deemed to be independent under the rules of the NYSE are entitled to an annual retainer fee of $30,000 for their service on the Board. Such directors may have up to 100% of their annual retainer fees (including committee membership retainer fees) treated as deferred units, which units are to be converted into shares of Common Stock and distributed to the directors within 180 days after their retirement from the Board. The deferred units are converted into shares of Common Stock at the fair market value of such stock as of the date of conversion.
     Each director who serves as a chairperson of a committee (other than the Audit Committee) receives an additional annual retainer fee of $7,500 for each chairpersonship. The director who serves as the chairperson of the Audit Committee receives an additional annual retainer fee of $15,000. Each director who serves as a member (excluding the chairperson) of a committee (other than the Audit Committee) receives an additional annual retainer fee of $5,000 for each committee membership. Each director who serves as a member (excluding the chairperson) of the Audit Committee receives an additional annual retainer fee of $10,000. In addition, the director who is designated as the Lead Director receives an additional annual retainer fee of $10,000.
     In addition, directors are entitled to receive $2,000 per day for each in-person Board meeting attended, $500 for each telephonic Board meeting attended, $1,500 per day for each in-person committee meeting attended and $500 for each telephonic committee meeting attended. However, the maximum fee that a director may receive for attendance at in-person Board and committee meetings in any one day is $2,000 and the maximum fee that a director may receive for attendance at telephonic Board and committee meetings in any one day is $1,000. In addition to receiving an annual retainer fee, under the 1997 Directors’ Stock and Deferred Fee Plan (the “Directors’ Plan”), which became effective, upon stockholder approval at the Company’s 2004 annual meeting, for fiscal years 2005 and thereafter, each non-employee director is entitled to an annual grant of restricted stock units (covering a total of 2,500 shares of Common Stock) and options to purchase 5,000 shares of Common Stock on the earliest of: (x) the date on which the Company’s stockholders elect directors at an annual meeting of stockholders or any adjournment thereof, (y) the date in January of each year on which the first meeting of the Compensation Committee occurs or (z) the last business day of January of such fiscal year. In years prior to fiscal year 2005, non-employee directors were granted options to purchase 10,000 shares of Common Stock (but no restricted stock units) within the same time period specified in the immediately preceding sentence.
     The following table sets forth the grants of shares of restricted stock and stock options during fiscal years 2004 and 2005 to the six current directors who are not employees of the Company:

		Restricted	Shares Underlying
		Stock	Stock Options	Exercise Price
Name	Fiscal Year	Award($)(1)	Granted (#)	($)	Expiration Date
John D. Abernathy	2004	—	10,000	$60.85	1/20/2014

	2005	$105,350	5,000	$42.14	1/6/2015

Peter S. Knight	2004	—	10,000	$60.85	1/20/2014

	2005	$105,350	5,000	$42.14	1/6/2015

Ronald M. Nordmann	2004	—	10,000	$60.85	1/20/2014

	2005	$105,350	5,000	$42.14	1/6/2015

L. William Seidman	2004	—	10,000	$45.92	4/15/2014

	2005	$105,350	5,000	$42.14	1/6/2015

Joseph E. Smith	2004	$104,000	5,000	$41.60	5/26/2014

	2005	$105,350	5,000	$42.14	1/6/2015

Peter W. Williams	2004	—	10,000	$60.85	1/20/2014

	2005	$105,350	5,000	$42.14	1/6/2015

(1)	Reflects the dollar value of restricted stock grants made pursuant to the Company’s Amended and Restated 1997 Directors’ Stock and Deferred Fee Plan. The dollar value of a restricted stock grant is determined by multiplying the number of shares of restricted stock granted to the individual by the NYSE closing price of the Common Stock on the date of grant.
Officers
     The executive officers of the Company consist of Mark Auerbach as Executive Chairman of the Board, Scott Tarriff as Chief Executive Officer and President, Gerard Martino as Executive Vice President and Chief Financial Officer, Thomas Haughey as Executive Vice President, General Counsel and Secretary, Dennis O’Connor as Vice President, Administration, Dr. Shankar Hariharan as Vice President, Michael Graves as President, Generic Products Division, and John A. MacPhee as President, Branded Products Division.
     Mr. Auerbach, age 67, has served as Executive Chairman of the Board since September 2003 and has been a director of the Company since 1990. Mr. Tarriff, age 46, has served as Chief Executive Officer and President of the Company since September 2003. Mr. Tarriff has also served as Chief Executive Officer and President of Par since September 2001. Mr. Martino, age 43, has served as Executive Vice President and Chief Financial Officer of the Company since March 2006. Prior to joining the Company, Mr. Martino served as Vice President, Global Materials Management, from 1999 through March 2006 at Schering-Plough Corporation. Mr. Haughey, age 42, has served as Vice President, General Counsel and Secretary of the Company since November 2003. Prior to joining the Company, Mr. Haughey had served for more than the five-year period prior thereto as Legal Director of Licensing in the Law Department of Schering-Plough Corporation. Mr. O’Connor, age 54, has served as Vice President, Administration, of the Company since March 2006. From October 1996 to March 2006, he served as the Company’s Vice President and Chief Financial Officer. From October 1996 to December 2003, Mr. O’Connor also served as Secretary of the Company. Dr. Hariharan, age 48, has served as a Vice President of the Company since July 2004 and as Executive Vice President and Chief Scientific Officer of Par since June 2004. From 1990 to June 2004, Dr. Hariharan served in various positions, most recently as Vice President of Pharmaceutical Research and Development, with Forest Laboratories, Inc.

Mr. Graves, age 43, has served as President, Generic Products Division, since September 2005. Prior to that, he was Senior Vice President, Strategic Planning and Corporate Development, from October 2004 to September 2005. Mr. Graves has also served as the Company’s Vice President, Strategic Planning and Corporate Development, from June 2004 to October 2004, and as Vice President, Marketing and Business Development, from September 2000 to June 2004. Mr. MacPhee, age 38, has served as President, Branded Products Division, since October 2005. Prior to that, he was Senior Vice President, Branded Marketing and Sales, from January 2005 to October 2005. Prior to joining the Company, Mr. MacPhee served as Vice-President, Marketing (January 2004 to December 2004) and Assistant Vice-President, Marketing (January 2001 to December 2003) at Forest Pharmaceuticals, Inc.
     The executive officers of Par consist of Mr. Tarriff as Chief Executive Officer and President, Mr. Martino as Executive Vice President and Chief Financial Officer, Mr. Haughey as Executive Vice President, General Counsel and Secretary, Mr. O’Connor as Vice President, Administration, and Dr. Hariharan as Executive Vice President and Chief Scientific Officer. The executive officers of Kali Laboratories, Inc., a wholly owned subsidiary acquired by the Company in June 2004 (“Kali”), consist of Mr. Tarriff as Chairman of the Board, Mr. Martino as Chief Financial Officer, Mr. Haughey as General Counsel and Secretary and Eric Mittleberg as President. Mr. Mittleberg, age 54, has been President of Kali since January 2006. Prior to that, from November 1997 until January 2006, he was Vice President, Scientific/Medical Affairs, at Ivax Corporation.
Executive Compensation
     The following table sets forth compensation earned for the fiscal years ended December 31, 2005, December 31, 2004 and December 31, 2003 by the Company’s Chief Executive Officer and its four other executive officers serving as such as of December 31, 2005 who earned over $100,000 in annual salary and bonus from the Company (and its subsidiaries) during fiscal year 2005 (the “Named Executives”). The Company awarded or paid such compensation to all such persons for services rendered by them in all capacities during the applicable fiscal years.
Summary Compensation Table

		Annual
		Compensation				Long-Term Compensation
						Restricted	Securities
Name and	Fiscal				Other Annual	Stock	Underlying	All Other
Principal Position(s)	Year	Salary($)		Bonus($)	Compensation($)(1)	Awards($)(2)	Options(#)(3)	Compensation($)
Mark Auerbach	2005	$310,200	(4)	$197,753	$12,600	$443,776	47,845	$26,328	(5)
Executive Chairman of	2004	$302,962	(4)	$225,000	$12,115	—	32,500	$21,059	(5)
the Board	2003	$64,629	(4)	$225,000	$2,423	—	85,000	$448	(5)

Scott Tarriff	2005	$620,400		$395,505	$12,600	$887,553	95,691	$34,169	(6)
Chief Executive Officer	2004	$606,367		$450,000	$12,115	—	65,000	$27,414	(6)
and President	2003	$401,538		$450,000	$12,600	—	150,000	$28,156	(6)

Dr. Arie Gutman(7)	2005	$308,399		$120,000	$12,600	$238,302	25,695	$6,201	(8)
Chief Executive Officer	2004	$308,400		$120,000	$11,905	—	45,000	$2,183	(8)
and President of	2003	$303,231		$150,000	$11,631	—	—	$15,596	(8)
FineTech

Dr. Shankar Hariharan	2005	$410,597	(9)	$354,375	$14,700	$632,100	50,000	$33,967	(10)
Executive Vice President	2004	$203,152	(9)	$150,000	$11,550	$1,678,500	—	$16,225	(10)
and Chief Scientific	2003	—		—	—	—	—	—
Officer of Par

John A. MacPhee	2005	$265,865	(11)	$202,000	$7,613	$402,250	60,000	$19,964	(12)
President, Branded	2004	—		—	—	—	—	—
Products Division	2003	—		—	—	—	—	—

(1)	Represents annual car allowance.

(2)	Reflects the dollar value of restricted stock grants made to Messrs. Auerbach, Tarriff and MacPhee and Drs. Gutman and Hariharan under the Company’s equity compensation plans. The dollar value of a restricted stock grant is determined by multiplying the number of shares of restricted stock granted to the individual by the NYSE closing price of the Common Stock on the date of grant.

(3)	Reflects stock options granted to Messrs. Auerbach, Tarriff and MacPhee and Drs. Gutman and Hariharan under the Company’s equity compensation plans.

(4)	Pursuant to his employment agreement with the Company, dated as of September 16, 2003, Mr. Auerbach is entitled to an annual base salary of $300,000, subject to increases as provided for therein.

(5)	Represents $6,852, $2,895 and $448, respectively, of insurance premiums paid by the Company for term life and disability insurance for the benefit of Mr. Auerbach for fiscal years 2005, 2004 and 2003; $5,867 and $5,404, respectively, in contributions to the Company’s 401(k) Plan for fiscal years 2005 and 2004; and $13,609 and $12,760, respectively, in contributions made by the Company to the Retirement Savings Plan for the benefit of Mr. Auerbach for fiscal years 2005 and 2004.

(6)	Represents $13,560, $8,154 and $8,638, respectively, of insurance premiums paid by the Company for term life and disability insurance for the benefit of Mr. Tarriff for fiscal years 2005, 2004 and 2003; $7,000, $6,500 and $6,000, respectively, in contributions to the Company’s 401(k) Plan for fiscal years 2005, 2004 and 2003; and $13,609, $12,760 and $13,518, respectively, in contributions made by the Company to the Retirement Savings Plan for the benefit of Mr. Tarriff for fiscal years 2005, 2004 and 2003.

(7)	The Company and Dr. Gutman agreed to terminate Dr. Gutman’s employment as Chief Executive Officer and President of FineTech Laboratories Ltd., effective as of January 20, 2006. See – “Employment Agreements.”

(8)	Represents $2,870, $2,183 and $2,078, respectively, of insurance premiums paid by the Company for term life and disability insurance for the benefit of Dr. Gutman for fiscal years 2005, 2004 and 2003; and $3,332 and $13,518, respectively, in contributions made by the Company to the Retirement Savings Plan for the benefit of Dr. Gutman for fiscal years 2005 and 2003. See also “Certain Relationships and Related Transactions.”

(9)	Pursuant to his employment agreement with the Company, dated May 28, 2004, Dr. Hariharan is entitled to an annual base salary of $405,000, subject to increases as provided for therein.

(10)	Represents $14,320 and $3,466, respectively, of insurance premiums paid by the Company for term life and disability insurance for the benefit of Dr. Hariharan for fiscal years 2005 and 2004; $6,037 in contributions to the Company’s 401(k) Plan for fiscal year 2005; and $13,609 and $12,760, respectively, in contributions made by the Company to the Retirement Savings Plan for the benefit of Dr. Hariharan for fiscal years 2005 and 2004.

(11)	Pursuant to his employment agreement with the Company, dated January 6, 2006, Mr. MacPhee is entitled to an annual base salary of $325,000, subject to increases as provided for therein.

(12)	Represents $6,355 of insurance premiums paid by the Company for term life and disability insurance, and $13,609 in contributions made by the Company to the Retirement Savings Plan, for the benefit of Mr. MacPhee for fiscal year 2005.
Stock Option Grants in Last Fiscal Year
     The following table sets forth the stock option grants made to the Named Executives during fiscal year 2005.

	Individual Grants				Potential Realizable Value($) at
	Shares	% of Total Options			Assumed Annual Rates of Stock
	Underlying	Granted to			Price Appreciation for Option Term (%) (2)
	Options	Employees in	Exercise	Expiration
Name	Granted (#)	Fiscal Year (1)	Price ($)	Date	5% ($)	10% ($)
Mark Auerbach	47,845	4.20%	$42.14	01/05/15	$1,267,970	$3,213,285
Scott Tarriff	95,691	8.39%	$42.14	01/05/15	$2,535,966	$6,426,637
Dr. Arie Gutman	25,695	2.25%	$42.14	01/05/15	$680,959	$1,725,684
Dr. Shankar Hariharan	50,000	4.39%	$42.14	01/05/15	$1,325,081	$3,358,015
John A. MacPhee	60,000	5.26%	$42.14	01/05/15	$1,590,097	$4,029,618

(1)	Represents the percentage of total options granted to all employees of the Company during fiscal year 2005.

(2)	The potential realizable value at assumed annual rates of stock price appreciation was calculated by using the exercise price(s) of the stock options granted to each Named Executive.
Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
     The following table sets forth certain information with respect to the number of shares of Common Stock acquired upon the exercise of stock options by the Named Executives during fiscal year 2005 and, as of December 31, 2005, the number of shares of Common Stock underlying unexercised stock options and the value of any in-the-money options held by the Named Executives.

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options
	Acquired on	Value	Options at FY-End (#)		at FY-End ($) (1)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Mark Auerbach	—	—	136,000	47,845	$19,125	—
Scott Tarriff	—	—	460,500	149,691	$847,345	$369,360
Dr. Arie Gutman	—	—	120,000	100,695	$726,750	$726,750
Dr. Shankar Hariharan	—	—	—	50,000	—	—
John A. MacPhee	—	—	—	60,000	—	—

(1)	Based upon the NYSE closing price of the Common Stock on December 30, 2005 of $31.34.
Equity Compensation Plan Information
     The following table sets forth, as of December 31, 2005, information regarding the shares of Common Stock authorized for grant under the equity compensation plans of the Company.

	Number of shares of
	Common Stock issuable	Weighted average
	upon exercise of	exercise price of
	outstanding options,	outstanding options,	Number of shares of Common
	warrants and other rights	warrants and other	Stock remaining available for
Plan	(#)	rights ($)	future grant (#)
Equity compensation plans approved by the Company’s stockholders:

2004 Performance Equity Plan (as amended)	1,342,000	$37.26	6,376,000
2001 Performance Equity Plan (1)	3,271,000	$40.84	222,000
1997 Directors’ Stock and Deferred Fee Plan	230,000	$37.26	73,000
1990 Stock Incentive Plan	1	$ 4.13	—
Equity compensation plan not approved by the Company’s stockholders:

2000 Performance Equity Plan (2)	290,000	$ 6.98	100,000

Total (3):	5,134,000	$37.83	6,771,000

(1)	The 2004 Plan, which became effective upon stockholder approval at the Company’s 2004 annual meeting, replaced the Company’s 2001 Performance Equity Plan (the “2001 Plan”). On December 5, 2005, the Company filed Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 (File No. 333-106681) and to its Registration Statement on Form S-8 (File No. 333-38456) (together, the “2001 Plan Registration Statements”) for the purpose of acknowledging and advising that (i) it had replaced the 2001 Plan with the 2004 Plan and (ii) it had filed a new Registration Statement on Form S-8 (also on December 5, 2005) for the 2004 Plan (the “2004 Plan Registration Statement”). The 2004 Plan Registration Statement registered 5,159,972 shares of Common Stock. The Company carried forward to the 2004 Plan Registration Statement (and such Registration Statement is deemed to register and apply to) an additional 4,090,480 shares of Common Stock previously registered under the 2001 Plan Registration Statements, but not issued or otherwise allocated to outstanding awards under the 2001 Plan (the “Unallocated Shares”). As a result of this transfer, the Unallocated Shares were not available for offer and sale under the 2001 Plan after the effective date of such Post-Effective Amendment.

(2)	In 2000, the Board adopted the 2000 Plan, which was subsequently amended in order to make it a non-qualified, broad-based plan that is not subject to stockholder approval. The 2000 Plan provides for the grant of incentive and non-qualified stock options to employees of the Company and to others. The 2000 Plan became effective on March 23, 2000 and will continue until March 22, 2010 unless earlier terminated. The Company initially reserved 1,025,000 shares of Common Stock for grant under the 2000 Plan. Vesting and other option terms are determined in each case by the Compensation Committee. The maximum term of an option under the 2000 Plan is ten years. The maximum term is five years if an incentive stock option is granted to a holder of more than 10% of the combined voting power of the capital stock of the Company.

(3)	Included in the total number of securities remaining available for future grant were 4,415,000 shares of Common Stock subject to future stock option grants and 2,356,000 shares of Common Stock subject to future grants of restricted stock and restricted stock units. The Company’s Incentive Plan provides solely for cash grants and, accordingly, is not an equity compensation plan.

Employment and Severance Agreements
     The Company entered into an employment agreement with Mr. Auerbach, dated as of September 16, 2003. Pursuant to his employment agreement, Mr. Auerbach holds the position of Executive Chairman of the Board for an initial three-year term, with automatic renewals for successive one-year terms thereafter (unless a notice of non-renewal of any subsequent employment period is provided in advance by the Company or Mr. Auerbach), for which he is to be paid an annual base salary of $300,000, subject to review and increase by the Board, in its discretion, and annual adjustments to reflect increases in the Consumer Price Index (the “CPI”). In addition, Mr. Auerbach is eligible for annual bonuses based on performance criteria to be determined by the Board, including his performance and the performance and financial condition of the Company. In the event that Mr. Auerbach’s employment is terminated by the Company without cause (as such term is defined in his employment agreement) or by Mr. Auerbach upon a material breach of his employment agreement by the Company, or if the Company elects not to renew his employment agreement, Mr. Auerbach is entitled to receive a severance payment equal to twice his annual base salary. If Mr. Auerbach’s employment is terminated other than for cause within 12 months following a change of control (as such term is defined in his employment agreement), then Mr. Auerbach (or his estate) will have 24 months from the date of such termination to exercise his stock options, so long as the applicable stock option plan underlying such options is still in effect and such stock options have not expired at the time of the exercise. In connection with his employment by the Company, Mr. Auerbach was granted, in January 2004, options to purchase 32,500 shares of Common Stock, at an exercise price of $60.85 per share. In January 2005, Mr. Auerbach was granted options to purchase 47,845 shares of Common Stock, at an exercise price of $42.14 per share, and 10,531 shares of restricted stock. In January 2006, Mr. Auerbach was granted options to purchase 59,971 shares of Common Stock, at an exercise price of $33.62 per share, and 13,199 shares of restricted stock. One quarter of each of the foregoing grants of options and shares of restricted stock vest on each anniversary of the grant date over the immediately succeeding four years.
     The Company entered into an employment agreement with Mr. Tarriff, dated as of February 9, 2004, that replaced a prior employment agreement entered into as of February 6, 2003. Pursuant to his employment agreement, Mr. Tarriff holds the positions of Chief Executive Officer and President of the Company and of Par for an initial three-year term, with automatic renewals for successive one-year terms thereafter (unless a notice of non-renewal of any subsequent employment period is provided in advance by the Company or Mr. Tarriff), for which he is to be paid an initial annual base salary of $600,000, subject to review and increase by the Board, in its discretion, and annual adjustments to reflect increases in the CPI. In addition, Mr. Tarriff is eligible for annual bonuses based on performance criteria to be determined by the Board, including his performance and the performance and financial condition of the Company. In the event that Mr. Tarriff’s employment is terminated by the Company without cause (as such term is defined in the employment agreement) or by Mr. Tarriff upon a material breach of his employment agreement by the Company, or if the Company elects not to renew his employment agreement, Mr. Tarriff is entitled to a severance payment equal to twice his annual base salary. If Mr. Tarriff’s employment is terminated (other than for cause) within 12 months following a change of control (as such term is defined in his employment agreement), then Mr. Tarriff (or his estate) will have 24 months from the date of such termination to exercise his stock options, so long as the applicable stock option plan underlying such options is still in effect and such stock options have not expired at the time of the exercise. In addition, while Mr. Tarriff is employed by the Company, the Company has agreed to pay the premiums on a $3,000,000 term life insurance policy for the benefit of Mr. Tarriff and his estate. In connection with his employment by the Company and Par, Mr. Tarriff was granted, in January 2004, options to purchase 65,000 shares of Common Stock, at an exercise price of $60.85 per share. In January 2005, Mr. Tarriff was granted options to purchase 95,691 shares of Common Stock, at an exercise price of $42.14 per share, and 21,062 shares of restricted stock. In January 2006, Mr. Tarriff was granted options to purchase 119,942 shares of Common Stock, at an exercise price of $33.62 per share, and

26,399 shares of restricted stock. One quarter of each of the foregoing grants of options and shares of restricted stock vest on each anniversary of the grant date over the immediately succeeding four years.
     In connection with its acquisition of its FineTech Laboratories Ltd. (“FineTech”), the Company entered into an employment agreement with Dr. Gutman, dated as of December 18, 2002. Pursuant to his employment agreement, Dr. Gutman held the positions of Chief Executive Officer and President of FineTech for an initial five-year term, for which he was paid an annual base salary of $300,000, subject to review and increase by the Board, in its discretion, and annual adjustments to reflect increases in the CPI. In addition, Dr. Gutman was eligible for annual bonuses based on performance criteria to be determined by the Board, including his individual performance and the performance and financial condition of the Company and/or FineTech. Dr. Gutman was entitled to a severance payment equal to 150% of his annual base salary if his employment was terminated by the Company or FineTech without cause (as such term is defined in his employment agreement) or by Dr. Gutman upon a material breach of his employment agreement by the Company and/or FineTech, if his employment agreement was not renewed by the Company after the initial five-year term or if he terminated his employment for any reason after such five-year term. In addition, while Dr. Gutman was employed by the Company, the Company had agreed to pay the premiums on a $1,000,000 term life insurance policy for the benefit of Dr. Gutman and his estate. In connection with his employment by the Company and FineTech, Dr. Gutman was granted, in January 2004, options to purchase 45,000 shares of Common Stock, at an exercise price of $60.85 per share. In January 2005, Dr. Gutman was granted options to purchase 25,695 shares of Common Stock, at an exercise price of $42.14 per share, and 5,655 shares of restricted stock. One quarter of the foregoing grants of options and shares of restricted stock were to vest on each anniversary of the grant date over the immediately succeeding four years.
     In January 2006, the Company announced its divestiture of FineTech, effective December 31, 2005, to Dr. Gutman. Dr. Gutman resigned from the Company’s Board of Directors, effective January 19, 2006. Dr. Gutman’s resignation was not the result of any disagreement with the Company. Also, the Company and Dr. Gutman mutually agreed to terminate Dr. Gutman’s employment as President and Chief Executive Officer of FineTech, effective as of January 20, 2006. In accordance with the terms of Dr. Gutman’s employment agreement as President and Chief Executive Officer of FineTech, the Company paid Dr. Gutman a one-time severance payment of $642,000 and agreed to permit the acceleration of the vesting of 94,271 unvested stock options and 5,655 shares of restricted stock of the Company held by Dr. Gutman.
     Par entered into an employment agreement with Dr. Hariharan, dated as of May 28, 2004. Pursuant to his employment agreement, Dr. Hariharan holds the positions of Vice President of the Company and Executive Vice President and Chief Scientific Officer of Par for an initial three-year term, with automatic renewals for successive one-year terms thereafter (unless a notice of non-renewal of any subsequent employment period is provided in advance by Par or Dr. Hariharan), for which he is to be paid an annual base salary of $405,000 subject to review and increase by the Board, in its discretion. In addition, Dr. Hariharan is eligible for annual bonuses based on performance criteria to be determined by the Board, including his performance and the performance and financial condition of the Company and Par. Upon the first anniversary of the commencement date of his employment (i.e., May 28, 2005), Dr. Hariharan received, in accordance with the terms of his employment agreement, a bonus of $354,375. In the event that Dr. Hariharan’s employment is terminated by Par without cause (as such term is defined in his employment agreement) or by Dr. Hariharan upon a material breach of his employment agreement by Par, Dr. Hariharan is entitled to a severance payment equal to twice his annual base salary. In connection with his employment by Par, Dr. Hariharan was granted 45,000 shares of restricted stock of the Company in June 2004. In January 2005, Dr. Hariharan was granted options to purchase 50,000 shares of Common Stock, at an exercise price of $42.14 per share, and 15,000 shares of restricted stock. In January 2006, Dr. Hariharan was granted options to purchase 14,992 shares of Common Stock, at an exercise price of

$33.62 per share, and 30,066 shares of restricted stock. One quarter of each of the foregoing grants of options and shares of restricted stock vest on each anniversary of the grant date over the immediately succeeding four years.
     The Company entered into an employment agreement with Mr. MacPhee, dated as of January 6, 2006, that replaced an existing employment agreement between the Company and Mr. MacPhee, dated December 20, 2004. Pursuant to his employment agreement, Mr. MacPhee is employed as President, Branded Products Division, of the Company for an initial five-year term, with automatic renewals for successive one-year terms thereafter (unless a notice of non-renewal of any subsequent employment period is provided in advance by the Company or Mr. MacPhee), for which he is to be paid an annual base salary of $325,000, subject to review and increase by the Board in its discretion. Mr. MacPhee also is entitled to an annual bonus, as determined by the Board in its discretion, with a target amount equal to 50% of his base salary. In connection with his employment, Mr. MacPhee is entitled to participate in the Company’s long-term incentive plans commensurate with his title and position. In the event that Mr. MacPhee’s employment is (i) terminated by the Company without cause (as such term is defined in his employment agreement) or by Mr. MacPhee upon a material breach of his employment agreement by the Company or (ii) is not renewed by the Company, Mr. MacPhee is entitled to receive a severance payment equal to two times his annual base salary in effect at the applicable time plus (if Mr. MacPhee’s non-renewal is not the result of his performance) an amount equal to his last cash bonus. If Mr. MacPhee’s employment is terminated other than for cause within 12 months following a change of control (as such term is defined in his employment agreement) of the Company, then Mr. MacPhee will have 24 months from the date of such termination to exercise any vested equity awards, so long as the applicable plan underlying the awards is still in effect and the awards shall not have expired at the time of exercise. If Mr. MacPhee’s employment is terminated by the Company without cause or by Mr. MacPhee upon a material breach of his employment agreement by the Company, then all equity awards previously granted to Mr. MacPhee will immediately vest and Mr. MacPhee will have 24 months from the date of such termination to exercise any equity awards granted, so long as the applicable plan underlying the awards is still in effect and the awards shall not have expired at the time of the exercise. In connection with Mr. MacPhee’s promotion to President, Branded Products Division, in September 2005, Mr. MacPhee was granted 7,500 shares of restricted stock. In January 2005, Mr. MacPhee was granted options to purchase 60,000 shares of Common Stock, at an exercise price of $42.14 per share, and 5,000 shares of restricted stock. In January 2006, he was granted options to purchase 18,319 shares of Common Stock, at an exercise price of $33.62 per share, and 16,128 shares of restricted stock. One quarter of each of the foregoing options and shares of restricted stock vest on each anniversary of the grant date over the immediately succeeding four years.
     Under the Company’s individual stock option and restricted stock agreements with each of Messrs. Auerbach, Tarriff and MacPhee and Dr. Hariharan, any unvested portion of granted stock options or restricted stock, as applicable, vests immediately in the event of a change of control (as such term is defined in each respective stock option and restricted stock agreement).
Pension Plan
     The Company maintains a defined benefit plan (the “Pension Plan”) that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “IRS Code”). Effective October 1, 1989, the Company ceased benefit accruals under the Pension Plan with respect to service after such date. The Company intends that distributions will be made, in accordance with the terms of the Pension Plan, to those persons who were participants as of such effective date and/or their beneficiaries. The Company will continue to make contributions to the Pension Plan to fund its past service obligations. Generally, all employees of the Company (or a participating subsidiary) who had completed at least one year of continuous service and attained 21 years of age were eligible to participate in the Pension Plan.

For benefit and vesting purposes, the Pension Plan’s “Normal Retirement Date” is the date on which a participant attains age 65 or, if later, the date of his/her completion of ten years of service. Service is measured from the date of employment. The retirement income formula is 45% of the highest consecutive five-year average basic earnings during the last ten years of employment, less 83 1/3% of the participant’s Social Security benefit, reduced proportionately for any years of service less than ten at retirement. The normal form of benefit is a life annuity or, for married persons, a joint survivor annuity. None of the Named Executives has any years of service credited under the Pension Plan.
     The Company, upon the recommendation of the Audit Committee of its Board, determined that it was in the best interests of the Company to terminate the Pension Plan, effective as of December 31, 2005, in accordance with its terms and conditions and with the rules and regulations promulgated by the Pension Benefit Guaranty Corporation and by the Internal Revenue Service. The Pension Plan currently covers 53 active and 23 terminated vested participants. The Company has begun the process of filing for termination of the Pension Plan with the Pension Benefit Guaranty Corporation and the Internal Revenue Service. Due to an increased number of plan terminations occurring nationwide, it is expected that the formal termination process will take approximately one year. During this time period, the Pension Plan’s assets will remain invested in bonds and cash equivalents. Upon approval of the termination, the Company will purchase annuities for each of the participants in the Pension Plan. Pension benefits payable under the Pension Plan are expected to be $230,000 in fiscal year 2006. Due to the expected plan termination, the Company expects to contribute approximately $337,000 to the Plan, which represents the Plan’s current underfunded status.
     The Company also maintains a retirement savings plan (the “Retirement Savings Plan”) pursuant to which eligible employees, including the Named Executives, are permitted to contribute from 1% to 25% of their compensation to the Retirement Savings Plan. The Company contributes an amount equal to 50% of up to 6% of the compensation contributed by the employee. Participants of the Retirement Savings Plan become vested with respect to 20% of the Company’s contributions for each full year of employment with the Company and thus become fully vested after five full years. The Company may contribute additional funds each fiscal year to the Retirement Savings Plan, the amount of which, if any, is determined by the Board in its sole discretion. In February 2006, the Company made a contribution of approximately $2,700,000 to the Retirement Savings Plan in respect of Plan year 2005.
Certain Relationships and Related Transactions
     In April 1999, the Company entered into an agreement with FineTech Laboratories, Ltd. (the predecessor of FineTech, which became a wholly owned subsidiary of the Company) for the right to use a process for the pharmaceutical bulk active latanoprost. Pursuant to this agreement, the Company paid FineTech an aggregate of approximately $2,000,000 in fiscal years 2000 and 2001 for a completed process, along with its technology transfer package and patent. The Company subsequently purchased all of the outstanding capital stock of FineTech and, pursuant to the aforementioned agreement, the Company was obligated to pay royalties on gross profits from sales of all products developed under this agreement to the President of FineTech, Dr. Gutman, who is a former director and officer of the Company. In addition, Dr. Gutman was entitled to royalties on the gross profits generated from any sales of several other products pursuant to agreements made by the Company with FineTech prior to its acquisition by the Company. In fiscal year 2005, Dr. Gutman earned an aggregate of $362,286 in such royalties from the Company, of which $241,932 was paid in 2005 and $120,894 in 2006.
     The Company entered into a Share Transfer Agreement, dated as of January 20, 2006 and effective as of December 31, 2005, with Dr. Gutman, pursuant to which the Company transferred to Dr. Gutman, for nominal consideration, all of the issued and outstanding shares of capital stock of FineTech.Dr. Gutman resigned from the Board as of January 19, 2006. Also, the Company permitted acceleration of the vesting of a total of 138,771 unvested stock options and 5,655 shares of restricted stock of the Company held by certain employees of FineTech, including Dr. Gutman, for whom acceleration was permitted with respect to 94,271 unvested stock options and 5,655 shares of restricted stock.
     The Company acquired a leasehold interest and bargain purchase option as part of its acquisition of Kali in 2004. Kali leases, with a purchase option, a 45,000-square foot manufacturing facility located in Somerset, New Jersey, for $8,333 per month. The building is subject to a triple net lease between VGS Holdings, Inc. (“VGS”) and Kali that terminates on June 9, 2006. VGS is owned by former stockholders of Kali, one of whom is a former executive officer of the Company. Also in connection with the Kali acquisition, former Kali stockholders are entitled to receive payments of up to $10,000,000 if certain product-related performance criteria are met during the four-year period after the closing of the acquisition. As of December 31, 2005, the former Kali stockholders had earned and received $5,000,000 of these contingent payments and remain eligible to receive the remaining up to $5,000,000.
COMPENSATION AND STOCK OPTION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION
     The Compensation Committee approves the policies and programs pursuant to which compensation is paid or awarded to the Company’s executive officers and other key employees. In reviewing overall compensation for fiscal year 2005, the Compensation Committee focused on the Company’s objectives: to attract executive officers of high caliber from larger, well-established pharmaceutical manufacturers, to retain the Company’s executive officers, to encourage the highest level of performance from such executive officers and to align the financial interests of the Company’s management with those of its stockholders by offering awards that can and do result in the ownership of Common Stock. The Company has established and identified metrics to be utilized in reviewing, evaluating and approving executive compensation.
     Compensation Policy. The Compensation Committee follows a compensation policy under which the principal determinants of compensation are the financial performance of the Company, the achievement of non-financial corporate objectives and individual performance. The Compensation Committee believes that this approach provides incentives to the Chief Executive Officer and other executive officers and management personnel to focus on meeting key strategic objectives, such as enhancing returns and sustaining profitable growth. The Compensation Committee believes that focusing on these objectives will, in turn, enhance stockholder value.
     The Compensation Committee believes that it continues to be important to use compensation in order to attract, motivate and reward executives who contribute to the Company’s long-term success by demonstrated, sustained performance. To that end, the Company relies principally on salary, bonuses and equity-based incentives as follows:
•	Salary and bonus: The Company pays salaries that are designed to attract and retain high caliber executive officers and pays annual bonuses to reward outstanding performance;

•	Stock options: The Company awards stock options to provide incentives for superior long-term performance, to align executive officers’ and stockholders’ long-term interests and to retain high caliber executive officers because any unvested portions of such awards are forfeited if an executive officer voluntarily leaves, without a material breach by the Company, before an award becomes fully exercisable (generally, within four years) after the date of its grant; and

•	Restricted stock and restricted stock units: The Company awards shares of restricted stock and/or restricted stock units, which vest or convert (as the case may be) into shares of Common Stock if certain conditions are satisfied, in lieu of a portion of its executive officers’ annual stock option awards. The Company believes that restricted stock and restricted stock units more closely align executive officers’ and stockholders’ long-term interests, and help the Company retain high caliber executive officers because these awards are paid out only to executive officers who remain with the Company for set periods.
     2005 Company Performance. Because the Company’s performance is a critical determinant of executive compensation, the following is an overview of this past year’s performance. In fiscal year 2005, the Company’s total revenues were approximately $433 million, a decrease of approximately $256 million from fiscal year 2004. The Company continued to experience pricing pressure and market share losses from increased competition, leading to lower gross margins with respect to its key products. The Company did add substantial infrastructure to build its branded division and internal development for the generic division at Kali.
     The development and introduction of new manufactured and distributed pharmaceutical products is critical to the growth of the Company. As part of the Company’s business plan for future growth, the Company has expanded its efforts in developing new dosage strengths and drug delivery forms through a specialty branded pharmaceutical product line that it believes will improve existing pharmaceutical products. By acquiring Kali in 2004, the Company significantly expanded its research and development capabilities and increased its product portfolio. In addition, the Company continued to develop strategic alliances and relationships with several pharmaceutical and chemical companies that provide the Company with products for sale through various distribution, manufacturing, development and licensing agreements.
     As a result of its product development program, enhanced, in part, from the acquisition of Kali in 2004, and these strategic alliances, the Company’s pipeline of potential products now includes 59 Abbreviated New Drug Applications (“ANDAs”) (13 of which ANDAs have been tentatively approved), pending with the U.S. Food and Drug Administration (the “FDA”). In 2005, the FDA approved ANDAs, filed by either the Company or its strategic partners, for the following products that the Company is currently marketing, has the right to market in the future or from which it currently receives a royalty:
•	clarithromycin tablets 250 mg & 500 mg;

•	nitroflurantoin capsules 100 mg (monohydrate/macrocrystals);

•	tramadol HCl & acetaminophen tablets 3.75 mg/325 mg;

•	clonazepam tablets 0.5 mg, 1 mg & 2 mg;

•	doxycycline capsules 75 mg;

•	cephalexin capsules 250 mg & 500 mg;

•	clonazepam orally disintegrating tablets 0.125 mg, 0.25 mg, 0.5 mg, 1 mg & 2 mg;

•	cholestyramine for oral suspension, USP (Light) 4 g resin/5 g powder;

•	cholestyramine for oral suspension, USP (Regular) 4 g resin/9 g powder;

•	mirtazapine orally disintegrating tablets 15 mg, 30 mg & 45 mg;

•	leflunomide tablets 10 mg & 20 mg;

•	sotalol HCl Tablets 80 mg, 120 mg & 160 mg;

•	flavoxate HCl tablets 100 mg;

•	ribasphere (ribavirin) tablets 200 mg, 400 mg & 600 mg;

•	cefprozil tablets 250 mg & 500 mg;

•	glimepiride tablets 1 mg, 2 mg, 4 mg & 8 mg;

•	cabergoline tablets 0.5 mg;

•	fenofibrate tablets 107 mg; and

•	cefprozil for oral suspension 125 mg/5 mL & 250 mg/5 mL.
     In July 2005, the Company received FDA approval of Megace ES, a concentrated oral suspension for the treatment of anorexia, cachexia or any unexplained, significant weight loss in patients with a diagnosis of AIDS. The approval represents the first branded pharmaceutical product developed by the Company to be approved for marketing by the FDA. The Company began shipping Megace ES 625 mg/5 mL in the third quarter of 2005.
     The expansion of the Company’s product portfolio and research and development capabilities has enhanced its prospects for sustained long-term growth and was achieved through the leadership of the Chief Executive Officer and the other executive officers, and through the diligent efforts of the Company’s dedicated employees.
     Key Elements of Executive Officer Compensation Program. The key elements of the Company’s executive officer compensation program are base salary, annual bonus, grants of stock options, issuances of shares of restricted stock and other incentive awards through participation in the Company’s various incentive plans. In awarding or approving compensation to the Company’s executive officers in fiscal year 2005, the Compensation Committee considered the recent and potential contributions of the executive officers to the Company, the ability of the Company to attract and retain qualified executive officers in light of the competitive environment of the Company’s industry and the Company’s financial condition and results of operations.
     Base Salary and Annual Bonus. Base salaries and annual bonuses for executive officers are determined by reference to Company-wide and individual performance for the previous fiscal year. The factors considered by the Compensation Committee include both strategic and operational factors, such as efforts in responding to regulatory challenges, in exploring strategic alternatives for the Company, in research and development, in the generation of ANDA filings and in reviewing and implementing updated systems and operational procedures, as well as the Company’s financial performance. In addition to Company-wide measures of performance, the Compensation Committee considers performance factors particular to each executive officer, including the performance of the area(s) for which such officer had management responsibility and the individual accomplishments of such officer.
     Base salaries for executive officers of the Company were determined primarily by reference to the terms of employment agreements, if applicable, industry norms, the principal job duties and responsibilities undertaken by such persons, individual performance and other relevant criteria. The Compensation Committee annually re-evaluates whether any adjustments are necessary to reflect compensation for executive officers of similar entities. The Compensation Committee considered it appropriate and in the best interests of the Company and its stockholders to set the base salaries for its executive officers at competitive levels in order to attract and retain high caliber managers for the Company and thereby position the Company for future growth and improved performance.
     The Compensation Committee, in determining the annual bonuses to be paid to the Company’s executive officers for fiscal year 2005, considered each individual’s contribution to the Company’s performance, as well as the Company’s financial performance, and assessed each executive officer’s participation and contribution, as described above. The non-financial considerations that were applied varied among the executive officers and depended upon the business operations under their management and direction.

     Substantially all of the compensation previously paid to each of the covered officers has been tax deductible by the Company primarily because the sum of his base salary and annual bonus has been less than $1 million. However, depending on the extent to which performance goals are achieved, it is possible for the sum of base salary and annual bonus to exceed this amount for certain of the Company’s executive officers. If this occurs, the Company believes that it is important that annual bonus payments to such executive officers qualify as “performance-based” compensation under Section 162(m) of the IRS Code in order to retain the tax-deductibility of the payments. In order to allow the Company to so qualify for such deduction, the Company proposed, and the Company’s stockholders approved, the Incentive Plan in 2004.
     Long-Term Equity-Based Incentives. The 2000 Plan, as amended by the Board to constitute a non-qualified, broad-based option plan not requiring stockholder approval under NYSE rules, provides for stock option awards. The 2001 Plan, which was initially approved by the Company’s stockholders at the Company’s annual meeting held in 2001, also provided for stock option awards. Under these Plans, the size of each award and the persons to whom such awards are granted are determined by the Compensation Committee, which bases its decisions upon the nature of the services rendered by the executive officer, the recent and potential contributions of the executive officer to the Company and the overall performance of the Company. The Compensation Committee believes that the granting of stock options will help enable the Company to attract and retain talented personnel and to encourage a high level of performance in order to continue to serve the best interests of the Company and its stockholders. Stock options and other equity-based awards provide executive officers with the opportunity to acquire equity interests in the Company and to participate in the creation of stockholder value and benefit, correspondingly, with increases in the price of the Common Stock. Generally, the Company grants stock options that are exercisable in four equal annual installments beginning one year after their grant dates.
     The Compensation Committee believes that it is prudent for the Company to have a variety of equity-based incentives at its disposal in order to more effectively align its executive officers’ and stockholders’ long-term interests, stockholder dilution and the likely cost of such equity-based incentives to the Company. The Board proposed, and the stockholders approved, the 2004 Plan, which expanded the types of awards that may be granted by the Compensation Committee to now include stock appreciation rights, shares of restricted stock, restricted stock units, performance shares of Common Stock, performance units, cash-based awards and other equity awards valued or based upon the Common Stock. As described above, in December 2005, the Company filed Post-Effective Amendment No. 1 to the 2001 Plan Registration Statements, disclosing that it had replaced the 2001 Plan with the 2004 Plan. The Company carried forward to the 2004 Plan Registration Statement the Unallocated Shares. As a result of this transfer, the Unallocated Shares were not available for offer and sale under the 2001 Plan after the effective date of such Post-Effective Amendment. The 2004 Plan enables the Company to award executive officers with certain equity-based incentives that are more cost-effective and less dilutive than those that could have been granted under the 2001 Plan.
     Compensation Committee’s Actions for Fiscal Year 2005. In determining the amount and form of executive officers’ compensation to be paid or awarded for fiscal year 2005, the Compensation Committee considered the criteria discussed above. Based upon the Compensation Committee’s review of such officers’ and the Company’s performance following the conclusion of fiscal year 2005, the following table sets forth the cash bonuses, paid in 2006, and grants, made in January 2006, of stock options and restricted stock to each of the Named Executives:

		Options to Purchase	Number of Shares
Name	Bonus ($)	Common Stock (#)	of Restricted Stock (#)
Mark Auerbach	$197,753	59,971	13,199
Scott Tarriff	$395,505	119,942	26,399
Dr. Arie Gutman	$120,000	—	—
Dr. Shankar Hariharan	$354,375	14,992	30,066
John A. MacPhee	$202,000	18,319	16,128
     Chief Executive Officer Compensation. The Compensation Committee approved an employment agreement for Mr. Tarriff, dated as of February 9, 2004, that replaced a prior agreement entered into as of February 6, 2003. Under the current employment agreement, Mr. Tarriff holds the positions of Chief Executive Officer and President of the Company and of Par and received an annual salary of $620,400 for fiscal year 2005. Due to the Company’s performance (in particular, the launch of the Company’s first major branded pharmaceutical product and Mr. Tarriff’s individual performance during 2005 the Compensation Committee awarded Mr. Tarriff an annual cash bonus of $395,505 for fiscal year 2005. In January 2005, Mr. Tarriff was granted options to purchase 95,691 shares of Common Stock, at an exercise price of $42.14 per share, and 21,062 shares of restricted stock. In January 2006, Mr. Tarriff was granted options to purchase 119,942 shares of Common Stock, at an exercise price of $33.62 per share, and 26,399 shares of restricted stock. One quarter of the foregoing options and shares of restricted stock vest on each anniversary of the grant date over the immediately succeeding four years.
     Executive Officer Stock Ownership Guidelines. Effective January 1, 2005, the Compensation Committee established stock ownership guidelines for the executive officers of the Company that prescribe stock ownership levels recommended to be attained by such officers, expressed as a multiple of their base salaries, within a five-year period, with interim stock ownership levels that should be attained within one and three years, respectively. The executive stock ownership guidelines, expressed as a multiple of an executive officer’s base salary, are as follows:

Position	Multiple	Time to Attain
Chief Executive Officer	7 x	5 years
Other Named Executive Officers (“NEOs”)	4 x	5 years
Executive Vice President(s)	4 x	5 years
Vice Presidents (non-NEOs)	2.5 x	5 years
     The number of shares of Common Stock recommended to be owned is determined by multiplying the executive officer’s then annual base salary by the applicable multiple shown above and dividing the result by the average closing price of the Common Stock during the immediately preceding 12 months.
     Policy with Regard to Section 162(m) of the IRS Code. The Company’s right to deduct compensation paid to an individual covered officer is generally limited by Section 162(m) of the IRS Code to $1 million annually. However, this limitation does not apply to “performance-based” compensation, if certain conditions are satisfied. In prior years, compensation paid to the covered officers generally has been deductible primarily because the sum of base salary and annual bonus has been less than $1 million. However, depending on the extent to which performance goals are achieved, the sum of a covered officer’s base salary and annual bonus may exceed this limit. Accordingly, the Company has implemented a policy that seeks to preserve the federal income tax-deductibility of compensation that it pays to its executive officers. Accordingly, the Compensation Committee has taken appropriate actions, including the adoption of incentive compensation plans that are designed to qualify under Section 162(m) of the IRS Code for the grant of performance-based compensation, to preserve the deductibility of annual incentive, long-term performance, restricted stock and stock option awards. Notwithstanding this general policy, the Compensation Committee retains the authority to authorize payments that are not tax-deductible if, and to the extent that, it believes that they are in the best interests of both the Company and its stockholders.

COMPENSATION AND STOCK OPTION COMMITTEE:

Peter S. Knight (Chairman)
Ronald M. Nordmann
L. William Seidman
Joseph E. Smith
Performance Graph
     The graph below compares the cumulative total return of the Common Stock with the cumulative total returns of the NYSE Market Index and the S&P Group (Pharmaceuticals) Index for the period from December 31, 2000 to December 31, 2005. The graph assumes that $100 was invested on December 31, 2000 in the Common Stock and $100 was invested on such date in each of such Indexes. The comparison assumes that any (and all) dividends paid were reinvested.

Company / Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Par Pharmaceutical Companies, Inc.	$100	$487.17	$429.52	$939.03	$596.43	$451.72
NYSE Market Index	$100	$91.09	$74.41	$96.39	$108.85	$117.84
S&P Group (Pharmaceuticals) Index	$100	$85.46	$68.33	$74.33	$68.81	$66.50
   Section 16(a) Beneficial Ownership Reporting Compliance
     As a public company, the Company’s directors and executive officers and the more than 10% beneficial owners of its Common Stock are subject to reporting requirements under Section 16(a) of the Exchange Act and are required to file certain reports with the SEC in respect of their ownership of the

Company’s equity securities and changes thereto. Based solely upon its review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, the Company believes that, during fiscal year 2005, all such reports were timely filed.
AUDIT COMMITTEE REPORT
     The Company’s management is responsible for preparing the Company’s financial statements and establishing reporting systems and internal control. Management also is responsible for reporting on the effectiveness of the Company’s internal control over financial reporting. The Company’s independent auditors, Deloitte & Touche, are responsible for performing an independent audit of the Company’s consolidated financial statements, in accordance with the standards of the Public Company Accounting Oversight Board generally accepted in the United States, and issuing a report on these financial statements. Deloitte & Touche are also responsible for issuing an attestation report on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting. As provided in the Audit Committee’s charter, the Audit Committee’s responsibilities include the oversight of these processes. As part of its oversight responsibilities, the Audit Committee periodically met with both the Company’s management and Deloitte & Touche, with and without management present, to discuss the adequacy and effectiveness of the Company’s internal control and the quality of its financial reporting process.
     In this context, before the Company filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 with the SEC on March 15, 2006, the Audit Committee reviewed and discussed the audited financial statements with the Company’s management; the Audit Committee discussed with the Company’s independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU § 380) and SEC Rule 207, as such may have been modified or supplemented; the Audit Committee received the written disclosures and the letter from the Company’s independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as such may have been modified or supplemented, and discussed with the Company’s independent accountants such independent accountants’ independence; and based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the SEC on March 15, 2006.

AUDIT COMMITTEE:

John D. Abernathy (Chairman)
Peter S. Knight
Joseph E. Smith
Peter W. Williams

PROPOSAL II: RATIFICATION OF SELECTION OF AUDITORS
     The Company, by Board action, has selected the firm of Deloitte & Touche to serve as its independent auditors for the 2006 fiscal year. The Company first retained Deloitte & Touche, effective May 1, 2002, to act as the independent auditors for the Company for the fiscal year ending December 31, 2002. The Board and the Audit Committee considered, among other matters, Deloitte & Touche’s independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. Representatives of Deloitte & Touche are expected to be present at the Meeting, to have the opportunity to make a statement, if they so desire, and to be available to respond to appropriate questions. If the Company’s stockholders do not ratify the selection of Deloitte & Touche as the independent auditors of the Company for the 2006 fiscal year, the Board will determine what would be in the best interests of the Company and its stockholders and consider whether to select new independent auditors for the 2006 fiscal year or whether to wait until the completion of the audit for the 2006 fiscal year before considering changing independent auditors.
     The ratification of the selection of Deloitte & Touche will require the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, at the Meeting. The Board recommends a vote “FOR” ratification of this selection.
     The fees payable for services provided by Deloitte & Touche to the Company in fiscal years 2005 and 2004 were separately approved by the Audit Committee, in accordance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and were as follows:

	2005	2004
Audit Fees (1):	$877,400	$1,087,000
Tax Fees (2):	$95,120	$147,123
All Other Fees (3):	—	$82,500

Total Fees:	$972,520	$1,316,623

(1)	Represents fees for professional services rendered by Deloitte & Touche with respect to the audit of the Company’s annual consolidated financial statements and reviews of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q, services associated with Section 404 of the Sarbanes-Oxley Act relating to internal controls and assistance provided in reviewing documents filed by the Company with the SEC.

(2)	Represents fees for professional services rendered by Deloitte & Touche for tax compliance, tax advice and tax planning.

(3)	Represents fees for other services rendered by Deloitte & Touche in connection with certain financial due diligence matters.
     The Audit Committee has adopted a written policy that requires the advance approval of all audit, audit-related, tax and other services performed by the Company’s independent auditors. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless a specific service has been previously pre-approved with respect to a given year, the Audit Committee must approve such service before the independent auditors may be engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve permitted services so long as the Chairman reports any such decisions to the Audit Committee at its next regularly scheduled meeting.

     The Audit Committee approved, in advance, all audit, audit-related, tax and other services provided for a fee by Deloitte & Touche in fiscal years 2005 and 2004. The Audit Committee will continue to pre-approve all audit and non-audit services provided to the Company by the Company’s auditors in compliance with the Sarbanes-Oxley Act. The Audit Committee has considered whether the provision of non-audit services by Deloitte & Touche was compatible with maintaining its independence and determined that the nature and substance of the non-audit services did not impair the status of Deloitte & Touche as the Company’s independent auditors.
OTHER MATTERS
     As of the date of this Proxy Statement, the Board has no knowledge of any business that will be presented for consideration at the Meeting other than as described herein. If any other matter(s) are properly brought before the Meeting or any adjournment(s) thereof, it is the intention of the persons named in the accompanying proxy card to vote the proxies that they receive in respect of such matter(s) in accordance with their judgment.
     A copy of the Company’s Annual Report on Form 10-K for fiscal year 2005 will be delivered to any Company stockholder, without charge, upon a written request therefor. Requests for a copy of the Company’s Annual Report on Form 10-K should be addressed to the Secretary of the Company, at 300 Tice Boulevard, Woodcliff Lake, NJ 07677.
SUBMISSION OF STOCKHOLDER PROPOSALS
     In accordance with the Company’s Bylaws and Rules 14a-4(c) and 14a-5(e) under the Exchange Act, the Company hereby notifies its stockholders that it had not received, on or before February 27, 2006, proper notice of any other proposed matter to be submitted for stockholder vote at the Meeting; and accordingly, any proxies received in respect of the Meeting will be voted in the discretion of the Company’s management on any other matter(s) that may properly come before the Meeting.
     Any proposal that is intended to be presented by any stockholder for action at the 2007 Annual Meeting of Stockholders must be received in writing by the Secretary of the Company, at 300 Tice Boulevard, Woodcliff Lake, NJ 07677, no later than December 14, 2006 in order for such proposal to be considered for inclusion in the proxy statement and form of proxy relating to the 2007 Annual Meeting of Stockholders. Advance notice of stockholder nominations for the election of directors must be delivered personally to, or mailed to and received by, the Secretary of the Company at the address listed above, not less than 20 nor more than 60 days prior to the 2007 meeting date; however, in the event that less than 30 days’ prior notice or public disclosure of the 2007 meeting date is given or made to the Company’s stockholders, notice by the stockholder, to be timely, must be received not later than the close of business on the 10th day following the day on which such notice of the meeting date was mailed or such public disclosure was made.
     The Company hereby further notifies its stockholders that if the Company does not receive written notice by February 27, 2007 of a matter proposed to be submitted for stockholders’ vote at the 2007 Annual Meeting of Stockholders, proxies received by members of the Company’s management for such meeting may be voted, at the discretion of such management members, on any matter(s) that properly come before such meeting, without any discussion of such proposed matter(s) in the proxy statement to be distributed in respect of such Meeting.

By Order of the Board of Directors
Thomas Haughey
Secretary
Dated: April 13, 2006

PAR PHARMACEUTICAL COMPANIES, INC.
Proxy For Annual Meeting of Stockholders To Be Held on May 18, 2006
THIS PROXY IS BEING SOLICITED ON BEHALF OF
THE COMPANY’S BOARD OF DIRECTORS
     The undersigned stockholder(s) of PAR PHARMACEUTICAL COMPANIES, INC., a Delaware corporation (the “Company”), hereby constitute(s) and appoint(s) Scott Tarriff and Thomas Haughey, and each of them, with full power of substitution in each, as the agents, attorneys and proxies of the undersigned, for and in the name, place and stead of the undersigned, to vote at the 2006 Annual Meeting of Stockholders of the Company (the “Meeting”) to be held at the Hilton Woodcliff Lake, 200 Tice Boulevard, Woodcliff Lake, New Jersey, on May 18, 2006, at 10:00 a.m. (local time), or any adjournment(s) thereof, all of the shares of Common Stock of the Company that the undersigned would be entitled to vote if then personally present at such Meeting in the manner specified herein and on any other business as may properly come before the Meeting.
     THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ON THE REVERSE SIDE. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL NUMBERS 1 AND 2 AND, IN THE PROXIES’ DISCRETION, ON ANY OTHER MATTER(S) THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) THEREOF.
(Continued and to be signed and dated on the reverse side.)

1.	ELECTION OF CLASS I DIRECTORS.

FOR ALL NOMINEES ☐	WITHHOLD AUTHORITY ☐	EXCEPTION(S)* ☐
listed below	to vote for all nominees listed
below

Nominees:	Peter S. Knight	L. William Seidman	Scott Tarriff

*	(Instruction: To withhold authority to vote for any individual nominee(s), mark the “Exception(s)*” box above and write the nominee’s name(s) on the blank line below.)
EXCEPTION(S):

2.	TO RATIFY THE SELECTION OF THE FIRM OF DELOITTE & TOUCHE LLP AS THE COMPANY’S AUDITORS FOR THE 2006 FISCAL YEAR.
FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT(S) THEREOF AND AS PROVIDED IN RULE 14A-4(C) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Please Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Postage Pre-paid Envelope.

Dated: , 2006

Signature

Signature, if held jointly
Please sign exactly as name appears hereon. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in the corporate name by the President or other authorized officer. If a partnership or limited liability company, please sign in the partnership or company name by a general partner, managing member or other authorized person.